Exhibit 99.1
Protalix BioTherapeutics to Present at to Present at Oppenheimer Annual Healthcare Conference and at Barclays Capital Small & Mid-Cap Health Care Conference
CARMIEL, Israel, October 28, 2008 (Business Wire) — Protalix BioTherapeutics, Inc. (Amex: PLX), announced today that Dr. David Aviezer, President and Chief Executive Officer, will present at the 19th Annual Oppenheimer Healthcare Conference on Monday, November 3, 2008, at 4:00 PM EDT. The conference is being held at the Waldorf Astoria Hotel in New York City.
Dr. David Aviezer will also be presenting at the Barclays Capital Small & Mid-Cap Healthcare Conference on Thursday, November 6, 2008, at 9:30 AM EDT. The conference is being held at the US headquarters of Barclays Capital in New York City.
Audio webcasts of the corporate presentations will be available on the Company’s website at www.protalix.com under the events calendar section.
About Protalix BioTherapeutics
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, Europe the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Contact:
The Trout Group, LLC
Marcy Strickler, 646-378-2927
mstrickler@troutgroup.com